Exhibit 99.1
MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES AMENDMENT AND
EXTENSION OF REVOLVING CREDIT FACILITY

KILGORE, Texas, September 24, 2025 (BUSINESS WIRE) -- Martin Midstream Partners L.P. (Nasdaq:MMLP) (the “Partnership”) announced today that the Partnership has successfully amended and extended its revolving credit facility. The amended facility extends the maturity date to November 2026, decreases the borrowing capacity from $150 million to $130 million, revises certain financial covenants, and contains an accordion feature of up to an additional $50 million. As of June 30, 2025, the Partnership had $41 million outstanding under the credit facility.

Wells Fargo Bank, N.A. acted as the lead arranger and Royal Bank of Canada serves as administrative agent for the facility. Baker Botts L.L.P. acted as legal counsel to the Partnership.

About Martin Midstream Partners

Martin Midstream Partners L.P., headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X.

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, (ii) uncertainties relating to the Partnership’s future cash flows and operations, (iii) the Partnership’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether a result of new information, future events, or otherwise except where required to do so by law.

Contact:

Sharon Taylor
Chief Financial Officer
(877) 256-6644
ir@mmlp.com

MMLP-F